CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-258548 on Form S-6 of our report dated October 8, 2021, relating to the financial statements of FT 9668, comprising Target Dvd. Dbl. Play 4Q '21 - Term 1/9/23 (Target Dividend Double Play Portfolio, 4th Quarter 2021 Series) and Target Dvd. Triple Play 4Q '21 - Term 1/9/23 (Target Dividend Triple Play Portfolio, 4th Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 8, 2021